CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the registration statement on Form N-2 ("Registration Statement") of our report dated May 27, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Report to Shareholders of Partners Group Private Equity, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 20, 2012